Exhibit 99.1

1750 Tysons Boulevard, Suite 1300, McLean, VA 22102 tel: 703.918.4480 fax: 703.714.6511 www.alionscience.com

FOR IMMEDIATE RELEASE

Contact:

Peter J. Jacobs

Tel: 703.269.3473

E-mail: pjacobs@alionscience.com

Alion Announces Amendment to Comprehensive Refinancing Agreement

Majority Holders of Senior Notes Commit to Supporting Engineering
and Technology Firm; Company Reaches Understanding on New First Lien Term Loans

McLean, VA — July 24, 2014 — Alion Science and Technology, a global engineering, technology and operational solutions company, today announced that the Company has amended its refinancing support agreement (RSA) with ASOF II Investments, LLC (ASOF) and Phoenix Investment Adviser LLC (Phoenix), holders of a majority of the Company’s outstanding 10 ¼% Senior Notes due February 2015, concerning the comprehensive refinancing of the Company’s outstanding debt.  The Company also today announced that it has reached an understanding in principle with a large financial institution concerning placement of new first lien term loans in the aggregate principal amount of $285M subject to documentation and other conditions precedent.

Under the terms of the RSA amendment, ASOF and Phoenix have agreed to support the principal terms of the new $285M first lien term loans, and they have increased their commitment for the RSA’s contemplated second lien term loan from $50M to $70M, of which ASOF has committed an additional $5M and Phoenix has committed $15M, subject to certain terms and conditions contained in the RSA, as amended.  The RSA amendment contains additional modifications to the RSA which are further described in a Form 8-K filed today by the Company with the Securities and Exchange Commission.

The company also noted the success of its exchange offer, stating that 90.7% of unsecured noteholders have exchanged or tendered their current obligations as of July 22, 2014.  The RSA amendment reduces the minimum tender condition in the exchange offer from 95% to 90%.

“We appreciate the confidence shown in Alion’s strategy and marketplace position through these multifaceted undertakings by significant financial asset managers. The agreements provide us with the financial foundation needed to sustain and grow our business for years to come,” said Bahman Atefi, Chairman and CEO of Alion. “As always, we are fully committed to supporting our customers and working with our partners to deliver exceptional technology and engineering solutions. That dedication has always been, and will continue to be, Alion’s hallmark.”

About Alion Science and Technology

Alion Science and Technology delivers advanced engineering, IT and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government and commercial industries, Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments. Alion brings expertise and experience to multiple business areas: Naval Architecture and Marine Engineering; Systems Analysis, Design and Engineering; and Modeling, Simulation, Training and Analysis. Building on over 75 years of innovation, Alion turns obstacles into opportunities to help customers achieve their missions. Alion employee-owners are located at offices, customer sites and laboratories worldwide. For more information, visit www.alionscience.com.

This press release does not constitute an offer to sell any securities or the solicitation of an offer to exchange (the “Exchange Offer”) any of the Company’s outstanding Unsecured Notes or any other security, nor shall there be any sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. The Exchange Offer will be made only through a registration statement under the Securities Act of 1933, as amended, and related materials.

The Exchange Offer is being made only by means of a prospectus, as supplemented.  Copies of the prospectus, as supplemented, and the transmittal materials may be obtained free of charge, by contacting the Information and Exchange Agent at the following address:

Global Bondholder Services

By Facsimile (for eligible institutions only): (212) 430-3775/3779

Confirmation: (212) 430-3774

By Phone:  866-470-3900 (toll free)

By Mail, Overnight Courier Hand Delivery:

65 Broadway, Suite 404

New York, New York 10006

Attn: Corporate Actions

They can also be obtained free of charge at http://www.gbsc-usa.com/Alion, the SEC’s website (http://www.sec.gov), or by contacting Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, (703) 918-4480, Attention: Kevin Boyle, Senior Vice President, General Counsel & Secretary.

A registration statement relating to the Exchange Offer was declared effective by the Securities and Exchange Commission on May 9, 2014. The full terms of the Exchange Offer, including descriptions of the Third-Lien Notes, the material differences between the Third-Lien Notes and the Unsecured Notes, the unit offering, and other information relating to the Exchange Offer are contained in the prospectus dated May 13, 2014, as supplemented on May 16, 2014 and May 28, 2014.

Security holders and investors are urged to read the registration statement and any amendments to the registration statement and the prospectus, as supplemented, because they contain important information regarding the Exchange Offer.

Cautionary Note Regarding Forward-Looking Statements

Information included in this press release may contain forward-looking statements that involve risks and uncertainties, including statements regarding the expected terms of the proposed refinancing transaction. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “pro forma,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. Factors that could cause actual results to differ materially from anticipated results include, but are not limited to: the inability to refinance the Company’s indebtedness on satisfactory terms, or at all, prior to maturity of such indebtedness; U.S. government debt ceiling limitations, sequestration, continuing resolutions, or other similar federal government budgetary or funding issues; U.S.

government shutdowns; U.S. government decisions to reduce funding for projects the Company supports; failure to retain the Company’s existing government contracts, win new business and win re-competed contracts; failure of government customers to exercise contract options; limits on financial and operational flexibility given the Company’s substantial debt and debt covenants; the effect, if any, of the Company’s refinancing efforts and financial condition on its relationships with its customers and the Company’s ability to attract new business; material changes to the Company’ capital structure, including financing transactions which may dilute ESOP participants’ interest in the Company’s capital stock; and other factors discussed in this press release, the Company’s annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and subsequent Current Reports on Form 8-K, in each case as filed with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. The Company undertakes no obligation to update any of the forward-looking statements made in this press release, whether as a result of new information, future events, changes in expectations or otherwise.

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